                                                                    EXHIBIT 99.1

CONTACT:

Debra L. Nelson
Chief Financial Officer
Ibis Technology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE


                    IBIS TECHNOLOGY ANNOUNCES FOURTH QUARTER
                          AND FISCAL YEAR 2000 RESULTS
   FOURTH QUARTER SIMOX-SOI WAFER SALES INCREASE 130% OVER PRIOR YEAR QUARTER

DANVERS, MA, February 14, 2001 -- Ibis Technology Corporation (NASDAQ: IBIS), the leading manufacturer and supplier of SIMOX-SOI (Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2000.

Total revenues for the fourth quarter ended December 31, 2000 were $3,994,000 compared to $2,366,000 reported in the prior year quarter, an increase of 69%. As expected, SIMOX wafer shipments in the fourth quarter set a new record, totaling approximately $3 million, an increase of 130% over the fourth quarter of 1999 and a 50% increase over the third quarter of 2000. The net loss for the 2000 fourth quarter was $309,000 or $0.04 per share, compared to net income of $46,000, or $0.01 per share, in the similar period a year ago.

Fiscal 2000 revenues totaled $14.5 million compared to $16.6 million for fiscal year 1999. The net loss for fiscal year 2000 was $1.5 million, or $0.18 per share, compared to net income of $827,000, or $0.11 per share for fiscal 1999. Wafer sales increased 55% over the prior year; however, total revenues decreased due to lower equipment revenue.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "We are very pleased with the increase in sales for the wafer segment of our business for both the fourth quarter and the entire year. The year 2000 was significant for Ibis and the SOI industry as a whole. We believe that interest in SOI wafers for the production of mainstream CMOS applications is at an all time high. As wafer sales continue to drive the market, SOI wafer suppliers that are able to satisfy the customers increasing demand, quality, wafer size and cost requirements, will be successful."

Mr. Reid continued: "We are taking the necessary steps to insure that Ibis continues its path towards being a dominant presence in the SOI marketplace. These include our new strategic alliance with MEMC for worldwide sales and marketing of our SIMOX-SOI wafers and the recent license agreement with IBM which allows Ibis to manufacture Advantox-Registered Trademark- MLD wafers using an IBM licensed process. We have also achieved ISO 9002 certification and expanded our SIMOX-SOI wafer fab. We believe all of these factors have us well positioned to succeed in 2001 and beyond."

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IBIS TECHNOLOGY CORPORATION
February 14, 2001
Page Two





TELECONFERENCE AND SIMULTANEOUS WEBCAST
Ibis will host a teleconference to discuss its fourth quarter and fiscal 2000 results and its outlook on February 15, 2001 at 10:00 a.m. ET. The dial in number for the live conference call will be 719-457-2659. Internet users will be able to access a simultaneous, listen-only webcast of the teleconference through the investor relations section of Ibis' website http://www.ibis. An archive of the webcast will also be available at this site for one week.

ABOUT IBIS TECHNOLOGY
Ibis Technology Corporation is the leading manufacturer and supplier of SIMOX-SOI substrates and equipment for the worldwide semiconductor industry. SIMOX-SOI substrates are wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current oxygen implanters. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' website at http://www.ibis.com.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the success of certain categories of SOI wafer suppliers, the effect of wafer sales on the market, Ibis' position in the SOI marketplace, and the impact of the MEMC alliance, IBM agreement, ISO 9002 certification and wafer fab expansion on the Company's success. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.


                          - STATISTICAL TABLES FOLLOW -



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IBIS TECHNOLOGY CORPORATION
February 14, 2001
Page Three
                           IBIS TECHNOLOGY CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

                                                   4TH QUARTER ENDED                   YEAR ENDED
                                                     DECEMBER 31,                     DECEMBER 31,
                                                     ------------                     ------------
                                                 2000           1999              2000           1999
                                                 ----           ----              ----           ----
                                                     (UNAUDITED)
Product sales                              $  3,021,000     $ 1,312,000     $  8,173,000    $  5,282,000
Contract and other revenue                      151,000         702,000          532,000       1,257,000
Equipment revenue                               822,000         352,000        5,770,000      10,064,000
                                            -----------     -----------     ------------    ------------
   Total revenue                              3,994,000       2,366,000       14,475,000      16,603,000
                                            -----------     -----------     ------------    ------------
Cost of product sales                         2,135,000       1,135,000        5,824,000       4,643,000
Cost of contract and other revenue              110,000          81,000          388,000         443,000
Cost of equipment revenue                       432,000         305,000        3,482,000       7,242,000
                                            -----------     -----------     ------------    ------------
   Gross profit                               1,317,000         845,000        4,781,000       4,275,000
                                            -----------     -----------     ------------    ------------
   General & Administrative                     497,000         420,000        1,998,000       1,788,000
   Marketing & Sales                            384,000         302,000        1,640,000       1,016,000
   Research & Development                     1,234,000         610,000        4,587,000       1,774,000
                                            -----------     -----------     ------------    ------------
   Loss from operations                        (798,000)       (487,000)      (3,444,000)       (303,000)
Other income                                    489,000         533,000        1,942,000       1,130,000
                                            -----------     -----------     ------------    ------------
Net income (loss)                           $  (309,000)    $    46,000     $ (1,502,000)   $    827,000
                                            ===========     ===========     ===========     ============
Net income (loss) per share
   Basic                                         ($0.04)          $0.01           ($0.18)          $0.11
   Diluted                                       ($0.04)          $0.01           ($0.18)          $0.11
Weighted average number of shares
 used in per share calculation
   Basic                                      8,327,269       8,119,013        8,285,893       7,403,803
   Diluted                                    8,327,269       8,663,349        8,285,893       7,818,151

                            CONDENSED BALANCE SHEETS
                                                          DECEMBER 31, 2000       DECEMBER 31, 1999
                                                          -----------------       -----------------
Assets
Current assets:
   Cash and cash equivalents                                  $  26,366,000         $  36,362,000
   Accounts receivable                                            1,210,000             3,585,000
   Unbilled revenue                                                 511,000             1,469,000
   Inventories                                                   10,933,000             6,876,000
   Other current assets                                             326,000               334,000
                                                              -------------         -------------
       Total current assets                                      39,346,000            48,626,000
Property and equipment                                           14,542,000             4,976,000
Other assets                                                      2,411,000               125,000
                                                              -------------         -------------
       Total assets                                           $  56,299,000         $  53,727,000
                                                              =============         =============

Liabilities and Stockholders' Equity
Current liabilities:
   Capital lease obligation, current                          $      12,000         $      10,000
   Accounts payable and other current liabilities                 6,749,000             5,307,000
                                                              -------------         -------------
       Total current liabilities                                  6,761,000             5,317,000
Capital lease obligation, long-term                                  19,000                30,000
Other liabilities                                                        --                    --
Stockholders' equity                                             49,519,000            48,380,000
                                                              -------------         -------------
       Total liabilities and stockholders' equity             $  56,299,000         $  53,727,000
                                                              =============         =============

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